EXHIBIT 10.1

MERITAGE HOSPITALITY GROUP INC.
2005 EXECUTIVE INCENTIVE PLAN

This is the 2005 Executive Incentive Plan (the “Plan”) for the full time officers (“Executives”) of Meritage Hospitality Group Inc.

PURPOSE OF PLAN

The purpose of this Plan is to define a mechanism for rewarding management for achieving the Company’s business goals. The objectives of this Plan are to provide an objective means of rewarding performance based upon the achievement of specific Company performance.

ELIGIBILITY

Executives are eligible for participation in the Plan if during the appropriate fiscal year the Executive has not been terminated for cause. For purposes of this clause only, “for cause” is defined as: unlawful activity, repeated misconduct or failure to perform work satisfactorily and efficiently, misuse of company property or equipment, theft, fighting, threatening others with bodily harm, dishonesty, fraud, false statements and lying, illegal use of weapons or substance abuse. In general, the conduct must be such that either the law or public policy would recognize the conduct as sufficient to warrant removal or termination.

If the Executive’s employment is terminated other than for cause, the incentive payment, if any, will be prorated based on the actual period worked. Payment will be made as described in “Timing of the Incentive Payment.”

BONUS AWARD

The Plan is based on achieving objectives in three areas: Food & Beverage Revenue (20%), Earnings before Income Taxes (60%), and Specific Management Objectives (20%). The matrix set forth in Exhibit A shall be used to award such bonuses based on management achieving predetermined targets or objectives in each of the three areas. In addition, management will be eligible to receive a maximum bonus award for achieving predetermined “stretch targets” in the Consolidated Food & Beverage Sales area and the Earnings before Income Taxes area. Specific targets are achieved only when the specific threshold is met. The Specific Management Objectives are set forth in Exhibit B.

DEFINITIONS

The following definitions shall apply in administering the Plan:

“Food & Beverage Revenue” or “Sales” means that figure reported as the “Food & Beverage Revenue” on the Company’s Consolidated Statements of Income for the 2005 fiscal year end.

“Earnings before Income Taxes” or “EBIT” means that figure reported as the “Earnings before income taxes” on the Company’s Consolidated Statements of Income for the 2005 fiscal year end.

“Specific Management Objectives” or “SMO’s” means performance objectives or goals for an Executive that are established by the Committee at the beginning of the fiscal year, and can be evaluated by either an objective or subjective manner at year end to determine if such objectives or goals have been achieved.

AWARD CALCULATION

The final bonus award under the Plan is calculated by applying an Executive’s base salary to the matrix attached as Exhibit A.

Example: Executive A has a $100,000 base salary. At year end, Sales hit the budget target; EBIT was $60,000 above budget target; and the Committee determines that half of the SMO’s have been met. In applying the matrix, the following bonus would be awarded:

Sales (4.0% of base salary) + EBIT (13.5% of base salary) + SMO (2.0% of base salary)

$4,000 + $13,500 + $2,000 = $19,500 total bonus

TIMING OF THE INCENTIVE PAYMENT

A calculation will be done based on the audited year-end financial results. The payment will occur as soon as practicable after fiscal year end. Because any bonus awarded under this Plan is based on the Executive’s performance during the course of the year, only Executives that have worked the full year are eligible to receive bonuses under this Plan.

AUTHORIZED MODIFICATIONS

Notwithstanding anything to the contrary herein, the Compensation Committee of the Board of Directors expressly reserves the right to award discretionary bonuses to individual Executives for exceptional performance during the year (such bonus amount and level of performance to be determined in the sole discretion of the Compensation Committee).

MISCELLANEOUS

The terms and calculations of the Plan are for the 2005 fiscal year only. Neither this document nor the Plan shall be construed as a contract or guaranty of employment between Meritage and the Executive for any specific duration. In the event that there is a change in accounting treatment or a transaction that could cause Sales or EBIT to be non-comparable from the financial forecast, the Committee reserves the right to adjust Sales and EBIT so that it is comparable.